Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Invesco CurrencyShares® British Pound Sterling Trust

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	British Pound Sterling Shares	Rules 456(d) and 457(u)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A

	Total Offering Amounts					N/A		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)

In accordance with Rule 456(d) under the Securities Act of 1933, an indeterminate number of British Pound Sterling Shares (the “Shares”) are being registered as may from time to time be offered hereunder at indeterminate prices.

(2)

In accordance with Rules 456(d) and 457(u) under the Securities Act of 1933, the registrant is deferring payment of these registration fees and will pay these registration fees on an annual net basis no later than 90 days after the end of each fiscal year.